DIRECTORS COMPENSATION SUMMARY SHEET

Exhibit 10.25

Independent directors receive compensation for board service, paid in arrears on a quarterly basis within 45 days of the end of each quarter.  The compensation consists of an annual cash retainer, additional annual cash retainers for committee chairs and fees for meeting attendance, as follows:

Annual cash retainers
Each director	$130,000

Committee Chairs (in addition to regular director retainer)
Audit Committee	$15,000
Compensation Committee	$10,000
Nominating and Corporate Governance Committee	$10,000

Meeting attendance fees
Board Meetings	$2,000 per meeting
Committee Meetings (paid to committee members only)	$1,500 per meeting